Registration No. 333-______
As filed with the Securities and Exchange Commission on May 6, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
DELUXE CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-0216800 (I.R.S. Employer Identification No.)
3680 Victoria St. N.
Shoreview, Minnesota 55126
(Address of principal executive offices,
including zip code)
DELUXE CORPORATION 2008 STOCK INCENTIVE PLAN
(Full title of the plan)

Anthony C. Scarfone	Copy to:
Senior Vice President, General Counsel and Secretary Deluxe Corporation D 3680 Victoria St. N. 5 Shoreview, Minnesota 55126 M (651) 483-7122	Robert A. Rosenbaum orsey & Whitney LLP 0 South Sixth Street, Suite 1500 inneapolis, MN 55042 (612) 340-5681

(Name, address and telephone number,
including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to be	Amount	offering price per	aggregate offering	Amount of
registered	to be registered(1)	share(2)	price(2)	registration fee
Common Stock, par value $1.00 per share(3)	4,000,000 shares	$21.35	$85,400,000	$3,356.22

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock that become issuable under the Deluxe Corporation 2008 Stock Incentive Plan pursuant to its antidilution provisions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended. The proposed maximum offering price is based on the average of the high and low prices of Deluxe Corporation common stock as reported on the New York Stock Exchange on April 30, 2008.

(3)	Includes corresponding rights to acquire shares of Deluxe Corporation common stock pursuant to the Amended and Restated Rights Agreement, dated as of December 20, 2006, by and between the Company and Wells Fargo Bank, National Association.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents have been filed with the Securities and Exchange Commission (the “SEC”) by Deluxe Corporation (“Deluxe” or the “Company”), are incorporated by reference in this registration statement:
(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2007;

(b)	the Company’s Current Report on Form 10-Q filed with the SEC on May 1, 2008; and

(c)	The description of the Company’s common stock and preferred stock purchase rights contained in any registration statement or report filed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Anthony C. Scarfone, who is providing an opinion of counsel with respect to the securities to which this Registration Statement on Form S-8 relates, is an employee and officer (Senior Vice President, General Counsel and Secretary) of the Company. As of May 6, 2008, Mr. Scarfone owned stock options to purchase 194,025 shares of Deluxe’s common stock, all of which were awarded to him in his capacity as an employee of the Company, and 127,925 of which are currently exercisable. Mr. Scarfone also owns 35,758 shares of the Company’s common stock, and 3,668 restricted stock units that will be converted into shares of the Company’s common stock in 2010, provided he remains in the employ of the Company. Mr. Scarfone is eligible to receive awards under the Deluxe Corporation 2008 Stock Incentive Plan.
Item 6. Indemnification of Directors and Officers.
     Section 302A.521, subd. 2, of the Minnesota Business Corporation Act (the “MBCA”) requires Deluxe to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to Deluxe against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding (collectively, “Losses”) if, with respect to the same acts or omissions, such person: (1) has not been indemnified by another organization or employee benefit plan for the same Losses; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedures have been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s official capacity as director, officer, member of a committee of the board or employee, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions occurring in a director’s, officer’s or employee’s capacity as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation.

     Article XII of Deluxe’s Amended Articles of Incorporation provides that no director of Deluxe shall be personally liable to Deluxe or its shareholders for monetary damages for breach of fiduciary duty by such director as a director. Article XII does not, however, limit or eliminate the liability of a director to the extent provided by applicable law for (i) any breach of the director’s duty of loyalty to Deluxe or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing a dividend, stock repurchase or redemption or other distribution in violation of Minnesota law or for violation of certain provisions of Minnesota securities laws or (iv) any transaction from which the director derived an improper personal benefit.
     The Bylaws of Deluxe provide that Deluxe shall indemnify such persons for expenses and liabilities, in such manner, under such circumstances and to such extent as permitted by the provisions of the Minnesota Statutes relating to indemnification of directors, officers and employees of Minnesota corporations.
     Deluxe maintains an insurance policy or policies to assist in funding the indemnification of directors and officers for certain liabilities.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
4.1	Articles of Incorporation (incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 1990).

4.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2006).

4.3	Amended and Restated Rights Agreement, dated as of December 20, 2006, by and between the Company and Wells Fargo Bank, National Association, as Rights Agent, which includes as Exhibit A thereto, the Form of Rights Certificate (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Commission on December 21, 2006).

5.1	Opinion of Anthony C. Scarfone.

23.1	Consent of Anthony C. Scarfone (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney.
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shoreview, State of Minnesota, on May 6, 2008.

DELUXE CORPORATION
By:	/s/ Lee J. Schram
Lee J. Schram
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 6, 2008.

Signature		Title

/s/ Lee J. Schram Lee J. Schram		Chief Executive Officer and Director (Principal Executive Officer)
/s/ Richard S. Greene Richard S. Greene		Senior Vice President, Chief Financial Officer (Principal Financial Officer)
/s/ Terry D. Peterson Terry D. Peterson		Vice President, Investor Relations and Chief Accounting Officer (Principal Accounting Officer)
/s/ * Ronald C. Baldwin		Director
/s/ * Charles A. Haggerty		Director
/s/ * Isaiah Harris, Jr.		Director
/s/ * Don J. McGrath		Director
/s/ * Cheryl E. Mayberry McKissack		Director
/s/ * Neil J. Metviner		Director
/s/ * Stephen P. Nachtsheim		Director
/s/ * Mary Ann O’Dwyer		Director
/s/ * Martyn R. Redgrave		Director
*By:	/s/ Anthony C. Scarfone Anthony C. Scarfone Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Anthony C. Scarfone.

23.1	Consent of Anthony C. Scarfone (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney.